As filed with the Securities and Exchange Commission on August 13, 2004.

Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COLLEGIATE PACIFIC INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	13950 Senlac Drive	22-2795073
(State or Other Jurisdiction	Suite 100	(I.R.S. Employer
of Incorporation or	Dallas, Texas 75234	Identification No.)
Organization)	972. 243.8100
(Address, Including Zip
Code, and Telephone Number,
Including Area Code, of
Registrants’
Principal Executive Offices)

Michael J. Blumenfeld
Chief Executive Officer
13950 Senlac Drive, Suite 100
Dallas, Texas 75234
972.243.8100
(Name, Address. Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with copies to:
Michael R. Dorey
Lidji & Dorey,
A Professional Corporation
500 N. Akard Street
Suite 3500
Dallas, Texas 75201
214.774.1200

Approximate date of commencement of proposed sale to the public: From time or times after the effective date of this Registration Statement as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each	Number of	Proposed	Proposed
Class of	Units/Shares	Maximum	Maximum
Securities	To be	Offering Price	Aggregate Offering	Amount of
To Be Registered	Registered	Per Unit (1)	Price	Registration Fee

Common Stock
Par value $0.01 per	1,054,912	$9.20	$9,705,190	$1,230.00
share

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, and based upon the average of the high and low sales prices of the Registrant’s common stock reported on The American Stock Exchange on August 10, 2004.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THE SECURITIES BEING OFFERED BY THIS PROSPECTUS UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION OF WHICH THIS PROSPECTUS FORMS A PART IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE SELLING STOCKHOLDERS ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to Completion, dated August 13, 2004

Prospectus

COLLEGIATE PACIFIC INC.

1,054,912 shares of
Common Stock

The Offering

     This prospectus relates to 1,054,912 shares of our common stock that are held by three of our stockholders, each of which received these shares of our common stock as partial consideration for our acquisition of the business operations of their respective companies. The common stock may be sold by or on behalf of such selling stockholders named in this prospectus or in supplements to this prospectus.

     Our common stock is listed on the American Stock Exchange under the symbol “BOO.”

     The selling stockholders may offer and sell common stock from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling stockholders may sell all or a portion of the common stock in market transactions on the American Stock Exchange; in privately negotiated transactions; through the writing of options; in a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; through broker-dealers, which may act as agents or principals; directly to one or more purchasers; through agents; or in any combination of the above or by any other legally available means. The selling stockholders will receive all of the proceeds from the sale of the common stock. We will not receive any proceeds from any such sales.

     Investing in our common stock involves risks. See “Risk Factors” beginning on page 4.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the prospectus, any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 2004

PROSPECTUS SUMMARY

     This summary highlights selected information contained in this prospectus. For a more complete understanding of this offering, we encourage you to read this entire document. References in this Prospectus to “Collegiate Pacific,” the “Company,“we,” “us” and “our” refer to Collegiate Pacific Inc., unless the context otherwise requires. Our fiscal year ends on June 30th. In this prospectus, we refer to our fiscal years ended June 30, 2002, 2003 and 2004 as “fiscal 2002,” “fiscal 2003” and “fiscal 2004” and our fiscal year ending June 30, 2005 as “fiscal 2005.”

Collegiate Pacific Inc.

     We are a leader in marketing, manufacturing and distributing sports equipment and team uniforms primarily to non-retail institutional customers such as country clubs, schools, YMCAs, YWCAs and similar recreational organizations, municipal recreation departments, and other governmental agencies located throughout the United States. We believe we are also the largest independent team sports dealer. We offer a broad line of sporting equipment consisting of approximately 3,500 sports and recreational products, including:

•	inflatable balls;

•	baseball and football equipment;

•	team uniforms for various sports;

•	nets for various sports;

•	standards and goals for sports;

•	weight lifting equipment; and

•	other recreational products.

Additionally, we offer after-sale customer service through toll-free numbers.

     We sell our products:

•	through the distribution of approximately 1,500,000 catalogs and fliers to our mailing list of over 200,000 potential customers;

•	through our direct sales force;

•	at our website, www.cpacsports.com;

•	at trade shows; and

•	by telemarketing.

     Michael J. Blumenfeld, our Chief Executive Officer, has over 30 years of experience in the sports supply industry and personally supervised the development of our mailing list. Our mailing list is carefully maintained, screened, and cross-checked. We subdivided this mailing list into various combinations designed to place catalogs in the hands of the individuals making the purchasing decisions. The master mailing list is also subdivided by relevant product types, seasons, and customer profiles.

     In addition to promoting our products through catalogs and other direct mailings, we offer our products directly to our team, institutional and corporate customers through our 125 person direct sales force. Primarily focused in the Mid-Western and Mid-Atlantic United States, our direct sales force calls on our team, institutional and corporate accounts to promote our broad line of sports uniforms and equipment.

     We believe that prompt delivery of a broad range of products at competitive prices, coupled with prompt, accessible customer service, distinguishes Collegiate Pacific from its competitors. We currently market about 3,500 sports and recreational related equipment, team uniforms and products to over 200,000 potential institutional, retail, Internet and sporting good dealer type customers. Since commencing operations, we have sold products to approximately 35,000 customers.

Recent Developments

     On April 1, 2004, we acquired the operations of Kesslers Sport Shop, Inc., an independent team sporting goods distributor based in Richmond, Indiana for approximately $13,750,000, which consisted of $6,500,000 in cash and 906,250 shares of our common stock valued at $7,250,000. Mr. Bob Dickman, Mr. Dan Dickman and Mr. Phil Dickman, each a stockholder of Kesslers Sport Shop, Inc. (now known as RPD Services, Inc.) are employed by our wholly-owned subsidiary, Kesslers Team Sports, Inc.

     On July 26, 2004, we acquired Dixie Sporting Goods Co., Inc., an independent team sporting goods distributor based in Richmond, Virginia for approximately $6,000,000, which consisted of $4,000,000 in cash, promissory notes in the amount of $500,000 and 148,662 shares of our common stock valued at $1,500,000. The two former stockholders of Dixie Sporting Goods, Co., Inc., Mr. Kenneth L. Caravati and Mr. C. Michael Caravati, each received 74,331 shares of our common stock and are both employed by our wholly-owned subsidiary, Dixie Sporting Goods Co., Inc. The selling stockholders are also eligible to receive an earnout in an amount not to exceed $1,000,000 if certain net income targets are achieved by Dixie Sporting Goods Co. Inc.

Corporate Information

     Collegiate Pacific Inc. was incorporated in Pennsylvania in 1987, and reincorporated in Delaware in 1999. Our executive offices are located at 13950 Senlac Drive, Suite 100, Dallas, Texas 75234, and our telephone number at that location is (972) 243-8100. Our Internet address is www.cpacsports.com. The contents of our website are not a part of this prospectus.

The Offering

Maximum Number of Shares of Our Common stock to be sold by the selling stockholders:	1,054,912 shares of common stock, $0.01 par value per share

• Kesslers Sport Shop, Inc. (now RPD Services, Inc.)	906,250 shares of common stock
• Kenneth L. Caravati	74,331 shares of common stock
• C. Michael Caravati	74,331 shares of common stock

Common stock outstanding before and after this offering	10,017,804 shares

Use of proceeds	We will not receive any proceeds from the sale of common stock by the selling stockholders.

AMEX symbol for our Common Stock	BOO

Risk Factors	See “Risk Factors” beginning on page 4 of this prospectus and the other information included elsewhere or incorporated by reference in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our common stock.

The above information regarding shares outstanding before and after this offering is based on the number of shares of common stock outstanding as of August 13, 2004.

The number of shares outstanding also excludes: options to purchase 1,030,600 shares of common stock issued to directors and other employees of the Company under our 1998 Stock Option Plan, of which 614,100 are currently exercisable at an average price of $5.89.

RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition, or results of operations could be materially adversely affected. This could cause a decline in the trading price of our common stock, and you may lose all or part of your investment.

Our success depends upon our ability to develop new and enhance our existing relationships with customers and suppliers.

     Our success depends upon our ability to develop new and enhance our existing relationships with customers and suppliers. Our prospects must be considered in light of the risk, expenses, and difficulties frequently encountered by companies in the marketing industry. To address these risks, we must, among other things:

•	effectively develop new relationships and maintain existing relationships with our suppliers, advertisers and customers;

•	provide products at competitive prices;

•	respond to competitive developments; and

•	attract, retain, and motivate qualified personnel.

     We cannot assure you that we will succeed in addressing such risks. Our failure to do so could have a material adverse effect on our business, financial condition, or results of operations in the form of lower revenues and operating income and higher operating costs.

Competition.

     The sporting goods and related equipment market in which we participate is highly competitive and it is without a significant barrier to entry. We compete principally in the institutional market with local sporting goods dealers and other direct mail companies. Some of our direct mail competitors have:

•	substantially greater financial resources;

•	a larger customer base; and

•	greater name recognition within the industry.

     In addition, our competitors may have larger technical, sales and marketing resources.

     We compete on a number of factors, including price, relationships with customers, name recognition, product availability, and quality of service. We cannot give you assurance that we will compete successfully against our competitors in the future. If we fail to compete successfully, our business, financial condition, and results of operations will be materially and adversely affected.

We are dependent on competitive pricing from our suppliers.

     The general economic conditions in the U.S. or international countries with which we do business could affect pricing of raw materials such as metals and other commodities used by suppliers of our finished goods. We cannot assure you that any price increase we incur for our products can be passed on to our customers without adversely affecting our operating results.

We are subject to the credit worthiness of our customers.

     We monitor the credit worthiness of our customer base on an ongoing basis, and we have not experienced an abnormal increase in losses in our accounts receivable portfolio. We believe that allowances for losses adequately reflect the risk of loss. However, a change in the economic condition or in the make-up of our customer base could have an adverse affect on losses associated with the credit terms that we give to our customers.

Seasonality of our business may adversely affect our net sales and operating income.

     Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside of our control. We anticipate that our net sales will peak in the third and fourth quarters of each fiscal year due primarily to the budgeting procedures of many of our customers and the seasonal demand for our products. We generally experience lower net sales and higher expenses as a percentage of sales in the first and second quarters of each fiscal year (July 1 – December 31) due to lower customer demand during those periods of decreased sports activities, adverse weather conditions inhibiting customer demand, holiday seasons, and school recesses. Therefore, we do not believe that a quarter-to-quarter comparison of our operating results for preceding quarters are necessarily meaningful. You should not rely on the results of one quarter as an indication of our future performance.

Our success depends on our ability to manage our growth.

     During recent years, we have experienced a period of rapid and significant growth and our continued expansion may significantly strain our management, financial, and other resources. We believe that improvements in management and operational controls, and operations, financial and management information systems could be needed to manage future growth. We cannot assure you that:

•	these resources will be available or in a cost-effective form to us which will allow us to sustain growth at the same levels;

•	our current personnel, systems, procedures, and controls will be adequate to support our future operations;

•	we will identify, hire, train, motivate or manage required personnel; or

•	we will successfully identify and exploit existing and potential market opportunities.

     Our failure to have these resources in sufficient form or quantity during a period of significant growth could have an adverse affect on our operating results.

We depend on key personnel for our future success.

     Our performance is substantially dependent on the skills, experience, and performance of our Chief Executive Officer, Michael J. Blumenfeld, as well as our ability to retain and motivate other officers and key employees, certain of whom would be difficult to replace. We do not have an employment agreement with Michael J. Blumenfeld. We do not have a “key person” life insurance policy on any of our officers or other employees.

     The loss of services of certain of these executives and personnel could have a material adverse effect on the Company. We cannot assure you that the services of our personnel will continue to be available to us. In addition, we believe that our inability to attract and retain additional qualified employees, as needed, could have a material adverse effect on the Company.

Risks related to international and domestic suppliers.

     A significant amount of our revenues are dependent upon products purchased from foreign suppliers, which are located primarily in the Far East. In addition, we believe that many of the products we purchase from our domestic suppliers are manufactured overseas.

     Accordingly, we are subject to the risks of international business, including:

•	shipment delays;

•	fluctuation in exchange rates;

•	increases in import duties;

•	changes in customs regulations;

•	adverse economic conditions in foreign countries; and

•	political turmoil.

Further, we are dependent on a growing number of domestic suppliers for our finished goods. Any significant delay in the delivery of products by our domestic suppliers could significantly increase our backlog.

     The occurrence of any one or more of the events described above could adversely affect our business, financial condition, and results of operations due to an inability to make timely shipments to our customers or by utilizing other more costly carriers or means of shipping.

We depend on third party carriers.

     Our operations depend upon third party carriers to deliver our catalogs and products to our customers. We ship our products using common carriers, primarily UPS. The operations of such carriers are outside the Company’s control. Accordingly, our business reputation and operations are subject to many risks, including:

•	shipment delays caused by such carriers;

•	labor strikes by the employees of such carriers;

•	increases in delivery cost, postage rate increase; and

•	other adverse economic conditions.

     The occurrence of any one or more of the foregoing could adversely affect our business, financial condition, and results of operations due to any inability to make timely shipment to our customers or by utilizing other more costly carriers or means of shipping.

Our stock price could be subject to significant volatility.

     The price of our common stock is determined in the marketplace and may be influenced by many factors, including:

•	the depth and liquidity of the market for our common stock;

•	investor perception of the Company and the industry within which we compete;

•	quarterly variations in operating results; and

•	general economic and market conditions.

     Historically, the weekly trading volume of our common stock has been relatively small. Any material increase in public float could have a significant impact on the price of our common stock. In addition, the stock market has occasionally experienced extreme price and volume fluctuations that often affect market prices for smaller companies. These extreme price and volume fluctuations often are unrelated or disproportionate to the operating performance of the affected companies. Accordingly, the price of our common stock could be affected by such fluctuations.

Outstanding stock options.

     Outstanding options may have an effect on the price of our common stock. We currently have 1,030,600 outstanding options, each to purchase one share of our Common Stock, issued to key employees, officers, and directors under our 1998 Collegiate Pacific Inc. Stock Option Plan. The options have exercise prices ranging from $3.88 per share to $9.48 per share. These outstanding options could have a significant adverse effect on the trading price of our common stock, especially if a significant volume of the options was exercised and the stock issued were immediately sold into the public market. Further, the exercise of these options could have a dilutive impact on other shareholders by decreasing their ownership percentage of the Company’s outstanding common stock. If we attempt to raise additional capital through the issuance of equity or convertible debt securities, the terms upon which we will be able to obtain additional equity capital, if at all, may be negatively affected since the holders of outstanding options can be expected to exercise them, to the extent they are able, at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable than those provided in such options.

One principal stockholder owns a significant amount of our outstanding common stock.

     Following this offering, Mr. Michael J. Blumenfeld will own 2,067,276 shares of our common stock (or 21% based on the number of shares outstanding as of August 10, 2004). As a result, he is in a position to significantly influence the outcome of elections of our directors, the adoption, amendment or repeal of our bylaws and any other actions requiring the vote or consent of our stockholders.

USE OF PROCEEDS

     We will not receive any proceeds from the sale of common stock by the selling stockholders.

PRICE RANGE AND DIVIDEND HISTORY OF OUR COMMON STOCK

Market

     Our common stock trades on the American Stock Exchange under the symbol “BOO.” On August 10, 2004, the last reported sale price of the common stock on the American Stock Exchange was $9.20 per share. The following table sets forth for the periods indicated below the high and low sale prices for our common stock on the American Stock Exchange.

	Fiscal 2004		Fiscal 2003		Fiscal 2002
Quarterly Period	Low	High	Low	High	Low	High
July 1 – September 30	$6.50	$8.10	$4.70	$6.15	$3.88	$5.65
October 1 – December 31	7.50	9.27	5.75	6.35	4.90	5.93
January 1 – March 31	8.75	10.30	4.15	5.92	5.00	7.12
April 1 – June 30	8.95	11.30	4.56	6.65	4.70	7.50

Holders

     As of August 10, 2004, there were approximately 350 holders of record of our common stock, and there were 10,017,804 shares of our common stock issued and outstanding.

Dividends

     We began paying a cash dividend of $0.02 per share on October 11, 2002, to all stockholders of record on September 30, 2002. We also declared a quarterly cash dividend of $0.02 per share on our outstanding common stock for the fiscal quarters ended December 31, 2002 and March 31, 2003. The quarterly dividend for the quarters ended June 30, 2003, September 30, 2003, December 31, 2003, March 31, 2004 and June 30, 2004, was increased to $0.025 per share. Future dividends may be paid only when, as, and if declared by our Board of Directors in its sole discretion, and will be dependent upon then existing conditions, including the Company’s financial condition, results of operations, contractual restrictions, capital requirements, business prospects, and such other factors as the Board deems relevant. We currently do not anticipate paying any stock dividends in the foreseeable future.

DESCRIPTION OF OUR CAPITAL STOCK

General

     Our authorized capital stock consists of 50,000,000 shares of common stock, $0.01 par value, and 1,000,000 shares of preferred stock, $0.01 par value. We also refer you to our Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on September 9, 1999, including all amendments or reports filed for the purpose of updating the description, which discusses the terms of our capital stock.

Common Stock

     As of August 10, 2004, there were 10,017,804 shares of our common stock issued and outstanding. All outstanding shares of our common stock are fully paid and nonassessable. The holders of shares of our common stock are entitled to one vote per share on all matters to be voted on by stockholders. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of legally available funds. See “Dividends.” In the event of liquidation, dissolution or winding up of the Company, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

     As of the date of this Prospectus, there are no outstanding shares of preferred stock. The Board of Directors may authorize the issuance of preferred stock in one or more series and may determine, with respect to any such series, the designations, powers, preferences, and rights of such series, and its qualifications, limitations, and restrictions, including, without limitation:

•	The designation of the series;

•	The number of shares of the series, which number the Board of Directors may (except where otherwise provided in the designations for such series) increase or decrease (but not below the number of shares of such series then outstanding);

•	Whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the series;

•	The conditions upon which and the dates at which dividends, if any, will be payable, and the relation that such dividends, if any, will bear to the dividends payable on any other class or classes of stock;

•	The redemption rights and price or prices, if any, for shares of the series;

•	The terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	The amounts payable on and the preferences, if any, of shares of the series, in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Company;

•	Whether the shares of the series will be convertible into shares of any other class or series, or any other security, of the Company or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments, the date or dates as of which such shares will be convertible and all other terms and conditions upon which such conversion may be made; and

•	The voting rights, if any, of the holders of shares of such series.

Delaware Anti-Takeover Law and Our Certificate of Incorporation and Bylaws

     Delaware Business Combination Statute. We are subject to Section 203 of the Delaware General Corporation Law. Such section provides that, subject to exceptions set forth therein, an interested stockholder of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date that such stockholder becomes an interested stockholder unless:

•	prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

•	on or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66% of the outstanding voting stock which is not owned by the interested stockholder.

Except as otherwise set forth in Section 203, an interested stockholder is defined to include:

•	any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and

•	the affiliates and associates of any such person.

Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage persons interested in acquiring us to negotiate in advance with our Board of Directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approves either the business combination or the transaction which results in any such person becoming an interested stockholder. Such provisions also may have the effect of preventing changes in our management. It is possible that such provisions could make it more difficult to accomplish transactions which our stockholders may otherwise deem to be in their best interests.

     Limitation on Call of Special Meetings of Stockholders. Under the Delaware General Corporation Law, special meetings of stockholders may be called by our Board of Directors or by such other persons as may be authorized by our certificate of incorporation or bylaws. Our certificate of incorporation and bylaws provide that special meetings may be called by the President or by the Secretary of the Company at the request in writing of a majority of the members of our Board of Directors. Except as otherwise required by law or our certificate of incorporation, no business may be transacted at any special meeting of stockholders other than the items of business stated in the notice of such meeting.

     Advance Notice Requirements. Our bylaws establish advance notice procedures with regard to (a) the nomination, other than by or at the direction of our Board of Directors, of candidates for election to our Board of Directors and (b) certain business to be brought by a stockholder before an annual meeting of stockholders.

     The provision regarding nomination, by requiring advance notice of nominations by stockholders, affords our Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by our Board of Directors, to inform stockholders about such qualifications.

     The other provision, by requiring advance notice of business proposed by a stockholder to be brought before an annual meeting, provides a more orderly procedure for conducting annual meetings of stockholders and provides our Board of Directors with a meaningful opportunity prior to the meeting to inform stockholders, to the extent deemed necessary or desirable by our Board of Directors, of any business proposed to be conducted at such meeting, together with any recommendation of our Board of Directors. This provision does not affect the right of stockholders to make stockholder proposals for inclusion in proxy statements for our annual meetings of stockholders pursuant to the rules of the Securities and Exchange Commission.

     Although these bylaw provisions do not give our Board of Directors any power to approve or disapprove of stockholder nominations for the election of directors or of any other business desired by stockholders to be conducted at an annual meeting of stockholders if the proper procedures are followed, these bylaw provisions may have the effect of precluding a nomination or precluding the conduct of business at a particular annual meeting, and may make it difficult for a third party to conduct a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of us, even if such a solicitation or attempt might be beneficial to us and our stockholders.

Stock Transfer Agent and Registrar

     The stock transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

Stockholder Reports

     We furnish our stockholders with annual reports containing audited financial statements and may furnish our stockholders quarterly or semi-annual reports containing unaudited financial information.

SELLING STOCKHOLDERS

     The following table sets forth the number of shares of common stock beneficially owned by each selling stockholder as of August 10, 2004, and the number of shares of common stock covered by this prospectus and the percentage of total shares of common stock that each selling stockholder will beneficially own upon completion of this offering. This table assumes that each selling stockholder will offer for sale all of the shares of common stock covered by this prospectus, however we cannot be certain that it will do so. The selling stockholders acquired their beneficial interests in the shares being offered hereby in the transactions described below.

     The common stock offered by this prospectus may be offered from time to time by the selling stockholders named below, or by any of their respective pledgees, donees, transferees or other successors in interest. The selling stockholders will receive all of the proceeds from the sale of shares of common stock under this prospectus. The amounts and information set forth below are based upon information provided to us by the selling stockholders or their respective representatives, or on our records, as of August 10, 2004, and are accurate to the best of our knowledge. It is possible, however, that a selling stockholder may acquire or dispose of additional shares of common stock from time to time after the date of this prospectus.

     Information about each selling stockholder may change from time to time. Any changed information will be set forth in prospectus supplements or post-effective amendments, if required by applicable law.

     A selling stockholder may decide to sell only a portion of the common stock offered by the selling stockholder pursuant to this prospectus or may decide not to sell any common stock offered by the selling stockholder pursuant to this prospectus. We filed the registration statement, which includes this prospectus, because of registration rights granted to each selling stockholder.

     For information on the procedure for sales by the selling stockholders, read the disclosure under the heading “Plan of Distribution” below.

Kesslers Sport Shop, Inc. (now known as RPD Services, Inc.)

     Kesslers Sport Shop, Inc. (now known as RPD Services, Inc.) acquired a total of 906,250 shares of common stock from us in April 2004 as partial consideration for our acquisition of the assets of Kesslers Sport Shop, Inc. (now known as RPD Services, Inc.), an Indiana corporation, which is owned by Messrs. Bob, Phil, Dan and Floyd Dickman. We paid this selling stockholder a total of $13,750,000, which consisted of $6,500,000 in cash and 906,250 shares of our common stock valued at $7,250,000. This selling stockholder has agreed neither to sell shares of our common stock on any one day in excess of the average daily trading volume in our common stock on AMEX for the 20 consecutive trading days prior to the applicable trading day nor to sell in any week an amount of shares of our common stock in excess of the average weekly trading volume for the four weeks prior to the applicable trading week.

     We also agreed to repurchase from this selling stockholder for cash on the twenty-four month anniversary of the effective date of the registration statement (of which this prospectus forms a part) covering the 906,250 shares of our common stock currently held by this selling stockholder, any of those shares that have not been sold by this selling stockholder as of the twenty-four month anniversary of that effective date for a per share price of $8.00 (the same price we used to determine the number of shares of our common stock to issue to this selling stockholder), but only so long as this selling stockholder (a) sold at least 2,000 shares of our common stock on each trading day after the effective date of the registration statement covering the 906,250 shares and (b) did not reject any offer to purchase any of the shares covered by the effective registration statement at or above a price that is not less than 10% below the then current market price of our common stock as reported on AMEX if the number of shares subject to the offer is more than 50,000 shares or at or above a price that is not less than 7% below the then current market price as reported on AMEX if the number of shares subject to the offer is equal to or less than 50,000 shares. Alternatively, in the event all 906,250 shares have been sold as of the applicable anniversary date, we agreed to pay this selling stockholder an amount in cash equal to the difference between $7,250,000 and the total sales proceeds received by this selling stockholder from the sale of the 906,250 shares.

     Messrs. Bob, Phil and Dan Dickman are currently employed by our wholly-owned subsidiary, Kesslers Team Sports, Inc., a Delaware corporation. In addition, we entered into a lease with RPD Services, Inc. for its 76,000 square foot office, warehouse and distribution facility located in Richmond, Indiana. The term of the lease runs through March 31, 2009, and the monthly rental rate is $11,400.

C. Michael Caravati and Kenneth L. Caravati

     Messrs. Michael and Kenneth Caravati each acquired a total of 74,331 shares of common stock from us in July 2004 as partial consideration for our acquisition of all of the outstanding capital stock of Dixie Sporting Goods Co., Inc., a Virginia corporation, from Messrs. Michael and Kenneth Caravati. We paid these selling stockholders a total of $6,000,000, which consisted of $4,000,000 in cash, $500,000 in notes and 148,662 shares of our common stock valued at $1,500,000. We are also obligated to pay Messrs Michael and Kenneth Caravati up to an additional $1,000,000 in the form of a cash earnout if the net income of Dixie Sporting Goods Co., Inc. exceeds certain target levels during the 17 month period ending December 31, 2005. Messrs. Michael and Kenneth Caravati are currently employed by our wholly-owned subsidiary, Dixie Sporting Goods Co., Inc., a Virginia corporation.

	Beneficial Ownership			Beneficial Ownership
	Prior to Offering			After Offering
Name of Selling	Number of	Percent of	Shares	Number of	Percent of
Stockholder	Shares(1)	Class(2)	to be Sold	Shares(1)	Class
Kesslers Sport Shop, Inc.	906,250	9.0%	906,250	0	*
(now RPD Services, Inc.)
C. Michael Caravati	74,331	*	74,331	0	*
Kenneth Caravati	74,331	*	74,331	0	*

*       Indicates beneficial ownership of less than 1% of the outstanding common stock.

(1)	As required by SEC regulations, the number of shares shown as beneficially owned includes shares that could be purchased within 60 days after the date of this Prospectus.

(2)	The percentage of each selling stockholder is based on the beneficial ownership of that selling stockholder divided by the sum of the current outstanding shares of our common stock plus the additional shares, if any, that would be issued to that selling stockholder (but not any other shareholder) when exercising any right to acquire our common stock in the future. The above information regarding shares outstanding before and after this offering is based on the number of shares of common stock outstanding as of August 10, 2004. The number of shares outstanding also excludes: options held by directors and other employees of the Company to purchase 1,030,600 shares of common stock issued under our 1998 Stock Option Plan, of which 614,100 are currently exercisable at an average price of $5.89.

     None of the selling stockholders are affiliates or controlled by our affiliates, or are a broker-dealer. Other than as set forth above, none of the selling stockholders are now or were a director or officer or has or had a material relationship with the company or any of our predecessors or affiliates for the past three years. The issuance of the shares to the selling stockholders was exempt from registration under the Securities Act of 1933. We have separate contractual obligations to file this registration statement (of which this prospectus forms a part) with each selling stockholder and we are responsible for the fees and expenses associated with the registration of the shares set forth in the table above.

     Only the selling stockholders identified above who beneficially own the common stock set forth opposite the selling stockholder’s name in the foregoing table on the effective date of the registration statement of which this prospectus forms a part may sell such securities pursuant to the registration statement. Prior to any use of this prospectus in connection with an offering of common stock by any holder not identified above, this prospectus will be supplemented to set forth the name and aggregate amount of common stock beneficially owned by the selling stockholder intending to sell such common stock and the aggregate number of shares of the common stock to be offered. The prospectus as so supplemented will also disclose whether any selling stockholder selling in connection with such prospectus has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus if such information has not been disclosed herein.

PLAN OF DISTRIBUTION

     The common stock is being registered to permit the resale of such securities by the holder of such securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the common stock. We will bear the fees and expenses incurred in connection with our obligation to register the common stock. These fees and expenses include registration and filing fees, printing expenses and fees and disbursements of our counsel and independent accountants. However, the selling stockholders will be solely responsible for all fees and expenses of any counsel retained by it and all underwriting discounts and commissions and agent’s commissions, if any. The selling stockholders may offer and sell common stock from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices.

     Such sales may be affected by a variety of methods, including the following:

•	In market transactions on the American Stock Exchange;

•	In privately negotiated transactions;

•	Through the writing of options;

•	In a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	Through broker-dealers, which may act as agents or principals;

•	Directly to one or more purchasers;

•	Through agents; or

•	In any combination of the above or by any other legally available means.

     In connection with the sales of common stock, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the offered securities, short and deliver the common stock to close out such short positions, or loan or pledge the common stock to broker-dealers that in turn may sell such securities.

     If a material arrangement with any underwriter, broker, dealer or other agent is entered into for the sale of any common stock through a secondary distribution or a purchase by a broker or dealer, or if other material changes are made in the plan of distribution of the common stock, a prospectus supplement or post-effective amendment will be filed, if necessary, under the Securities Act of 1933 disclosing the material terms and conditions of such arrangement.

     To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholder and any underwriter, broker-dealer or agent regarding the sale of the common stock by any selling stockholder. The selling stockholders may decide to sell only a portion of the common stock offered by it pursuant to this prospectus or may decide not to sell any common stock offered by it pursuant to this prospectus. In addition, the selling stockholders may transfer, devise or give the common stock by other means not described in this prospectus. Any common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 or Rule 144A of the Securities Act of 1933 may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

     The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

     The selling stockholders and any underwriters, broker-dealers or agents participating in the distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any profit on the sale of common stock by the selling stockholders and any commissions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act of 1933. If any selling stockholder were deemed to be an underwriter, that selling stockholder may be subject to statutory liabilities, including, but not limited to, those under Sections 11, 12 and 17 of the Securities Act of 1933 and Rule 10b-5 under the Securities Exchange Act of 1934.

     The selling stockholders and any other person participating in the distribution will be subject to the applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other relevant person. Further, Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the common stock. All of the above may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

     Under the securities laws of certain states, the common stock may be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the common stock may not be sold unless the common stock has been registered or qualified for sale in the state or an exemption from registration or qualification is available and complied with. Each selling stockholder should consult its counsel regarding the application of the states’ Blue Sky or securities law in connection with sales of the common stock.

     We have agreed to indemnify the selling stockholders against certain civil liabilities, including certain liabilities arising under the Securities Act of 1933, and the selling stockholders will be entitled to contribution from us in connection with those liabilities. The selling stockholders will indemnify us against certain civil liabilities, including liabilities arising under the Securities Act of 1933, and we will be entitled to contribution from the selling stockholders in connection with those liabilities.

OTHER INFORMATION

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any other documents incorporated by reference is accurate only as of the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

     This prospectus summarizes certain documents and other information and we refer you to them for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you should rely on your own examination of our company and the terms of this offering and the common stock, including the merits and risks involved.

     We are not making any representation to any purchaser of the common stock regarding the legality of an investment in the common stock by such purchaser. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the common stock.

WHERE YOU CAN FIND MORE INFORMATION

     This prospectus does not contain all of the information included in the registration statement on Form S-3 of which this prospectus is a part. We have omitted parts of the registration statement in accordance with the rules and regulations of the Securities Exchange Commission. For further information, we refer you to the registration statement on Form S-3, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the Securities Exchange Commission rules and regulations require that such agreement or document be filed as an exhibit to the registration statement, please see such agreement or document for a complete description of these matters.

     We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, under which we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy this information at the following location of the Securities and Exchange Commission:

Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

     You also may obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549, at prescribed rates. Please call the Securities and Exchange Commission at (800) 732-0330 for further information about the Public Reference Room.

     The Securities and Exchange Commission also maintains an internet website that contains reports, proxy statements and other information about issuers that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov. SEC filings may also be accessed free of charge through our Internet site at: http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Securities Exchange Commission allows us to “incorporate by reference” in this prospectus certain information we file with the Securities Exchange Commission, which means that we can disclose important information to you by referring you to another document filed separately with the Securities Exchange Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the Securities Exchange Commission. These documents contain important information about us.

Collegiate Pacific Inc. SEC Filings
(File No. 0-17293)	Period
Annual Report on Form 10-KSB	Fiscal Year Ended June 30, 2003
Amendment No. 1 to Annual Report on Form 10-KSB/A	Fiscal Year Ended June 30, 2003
Quarterly Report on Form 10-QSB	Fiscal Quarter Ended September 30, 2003
Quarterly Report on Form 10-QSB	Fiscal Quarter Ended December 31, 2003
Quarterly Report on Form 10-QSB	Fiscal Quarter Ended March 31, 2004
Current Reports on Form 8-K	Filed October 7, 2003, January 23, 2004, March 23, 2004, April 8, 2004, May 24, 2004, June 7, 2004, August 10, 2004 and August 13, 2004

     The description of our capital stock contained in our Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on September 9, 1999, including all amendments or reports filed for the purpose of updating the description.

     All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date of this prospectus to the end of the offering of the common stock under this document shall also be deemed to be incorporated herein by reference. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

William R. Estill
Chief Financial Officer and Secretary
Collegiate Pacific Inc.
13950 Senlac Drive, Suite 100
Dallas, Texas 75234
(972) 243-8100

     Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

     Information contained on our website, other than the documents filed with the SEC that are specifically incorporated by reference as listed above, is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus (including the information incorporated by reference) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are subject to numerous assumptions, risks or uncertainties. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Some of the forward-looking statements can be identified by the use of forward-looking words such as “anticipates,” “believes,” “expects,” “estimates,” “intends,” “plans,” “seeks,” “could,” “may,” “should,” “will” or the negative version of those words or other comparable terminology.

     All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. Actual results could differ materially from those contained in or implied by such forward-looking statements based upon a variety of factors including:

•	our ability to develop new and enhance our existing relationships with customers and suppliers;

•	management of our growth and expansion;

•	the impact seasonality may have on our quarterly revenues and operating results;

•	the creditworthiness of our customers;

•	the existence of competitive pricing from our suppliers;

•	our ability to attract and retain key personnel;

•	the ability of our foreign and domestic suppliers to timely deliver products;

•	general economic and business conditions (on both a national and regional level);

•	competition; and

•	fluctuation and volatility of stock and other financial markets.

     We do not undertake any obligation to publicly update or review any forward-looking statement.

     We caution you that these factors, as well as the risk factors set forth in this prospectus, may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. We cannot predict such new risk factors, nor can we assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor or combination of factors may cause actual results to differ materially from those expressed or implied by any forward-looking statements. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

     You should carefully read this prospectus and the documents incorporated by reference in their entirety. They contain information that you should consider when making your investment decision.

LEGAL MATTERS

     The legality of the common stock will be passed upon for us by Lidji & Dorey, A Professional Corporation, Dallas, Texas.

EXPERTS

     The consolidated financial statements of the Company and its subsidiaries incorporated by reference in this registration statement and prospectus from Amendment No. 1 to Annual Report on Form 10-KSB/A to the Company’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 2003, has been audited by Grant Thornton LLP, independent registered public accounting firm, as indicated in their report with respect thereto, which is incorporated herein by reference, and has been so incorporated in reliance upon the authority of said firm as experts in accounting and auditing.

PART II

Information Not Required in Prospectus

Item 14.       Other Expenses of Issuance and Distribution.

     The following table sets forth the expenses in connection with the offering described in the Registration Statement. The costs and expenses of this offering will be borne by the Company.

SEC Registration Fee*	$1,230.00
Legal Fees and Expenses	10,000.00
Accounting Fees and Expenses	3,500.00
Miscellaneous	1,000.00

Total	$15,730.00

*       Actual; other expenses are estimated

Item 15.       Indemnification of Directors and Officers.

     Section 145(a) of the Delaware General Corporation Law, or the “DGCL,” provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding if that person acted in good faith and in a manner that person reasonably believes to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145(c) of the DGCL provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by that person in connection therewith.

     Section 145(d) of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because that person has met the standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

     Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by the other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

Certificate of Incorporation

     Our Certificate of Incorporation provides that none of our directors shall be personally liable to our company or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to our company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for a transaction from which the director derived an improper personal benefit or (d) in respect of certain unlawful dividend payments or stock purchases or redemptions. If the DGCL is amended to authorize any further elimination or limitation of the liability of directors, then the liability of one of our directors shall be eliminated or limited to the fullest extent required by the DGCL, as so amended. Further, any repeal or modification of such provision of our Certificate of Incorporation by our stockholders shall be prospective only, and shall not adversely affect any limitation on the personal liability of any of our directors existing at the time of such repeal or modification.

Bylaws

     Our Bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was or has agreed to become one of our directors or officers or is or was serving or has agreed to serve at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceedings is alleged action in an official capacity as a director or officer or in any other capacity while serving or having agreed to serve as a director or officer, shall be indemnified and held harmless by our Company to the fullest extent authorized by the DGCL, as in effect or as it may be amended from time to time, against all expense, liability and loss (including without limitation, attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnification hereunder and shall inure to the benefit of his or her heirs, executors and administrators. Our Bylaws also contain certain provisions designed to facilitate receipt of such benefits by any such persons.

Item 16.       Exhibits.

     The following documents are filed as exhibits to this registration statement, including those exhibits incorporated herein by reference to a prior filing of our Company under the Securities Act of 1933 or the Exchange Act of 1934 as indicated in parenthesis:

Exhibit
Number	Description
2.1	Agreement and Plan of Merger, dated as of December 30, 2003, by and among Tomark, Inc., Collegiate Pacific Inc., BOO Merger Corp., Thomas C. White and Mark S. Harpin. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on January 23, 2004)

2.2	Asset Purchase Agreement, dated as of February 9, 2004, by and among Kesslers Team Sports, Inc., Collegiate Pacific Inc., BOO Acquisition Corp., Bob Dickman, Dan Dickman, Phil Dickman and Floyd Dickman. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on April 8, 2004)

2.3	Stock Purchase Agreement, dated as of July 23, 2004, by and among Collegiate Pacific Inc., Kenneth L. Caravati and C. Michael Caravati (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on August 10, 2004)

3.1	Certificate of Incorporation of Collegiate Pacific Inc. (incorporated by reference to Exhibit 1 to the Registration Statement on Form 8-A filed on September 9, 1999)

3.2	By-Laws of Collegiate Pacific Inc. (incorporated by reference to Exhibit 2 to the Registration Statement on Form 8-A filed on September 9, 1999)

3.3	Certificate of Amendment to Certificate of Incorporation of Collegiate Pacific Inc. (incorporated by reference to Exhibit 3.10 to the Registration Statement on Form SB-2 (No. 333-34294) originally filed on April 7, 2000)

4.1	Specimen Certificate of Common Stock, $0.01 par value, of Collegiate Pacific Inc. (incorporated by reference to Exhibit 3 to the Registration Statement on Form 8-A filed on September 9, 1999)

5.1	Opinion of Lidji & Dorey, A Professional Corporation*

10.1	Loan and Security Agreement, dated November 5, 2003, by and between Collegiate Pacific Inc. and Merrill Lynch Business Financial Services Inc. (incorporated by reference to Exhibit 10.1 to the Quarterly Report on form 10-QSB filed on December 31, 2003)

10.2	Amendment to Loan and Security Agreement, dated April 28, 2004 by and between Collegiate Pacific Inc. and Merrill Lynch Business Financial Services Inc. (incorporated by reference to Exhibit 10.1 to the Quarterly Report on form 10-QSB filed on March 31, 2004)

10.3	Amended and Restated 1998 Collegiate Pacific Inc. Stock Option Plan.( incorporated by reference to Appendix C to Collegiate Pacific Inc.’s Definitive Proxy Statement filed on December 12, 2003)

10.4	Lease Agreement, dated July 1, 1997, by and between Collegiate Pacific Inc. and Post-Valwood, Inc. (incorporated by reference to Exhibit 10.8 to the Annual Report on form 10-

KSB filed on June 30, 1998)

10.5	Lease Agreement, dated April 1, 2004, by and between Collegiate Pacific Inc. and RPD Services, Inc. (incorporated by reference to Exhibit 10.2 to the Quarterly Report on form 10-QSB filed on March 31, 2004)

10.6	Lease Agreement, dated May 15, 2003, by and between Tomark Sports, Inc. and Commerce Street Partnership. (incorporated by reference to Exhibit 10.3 to the Quarterly Report on form 10-QSB filed on March 31, 2004)

21	Subsidiaries of Collegiate Pacific Inc.*

23.1	Consent of Lidji & Dorey, A Professional Corporation (included in Exhibit 5.1)*

23.2	Consent of Grant Thornton LLP*

24.1	Power of Attorney (included in Part II of this Registration Statement).*

*       Filed herewith

Item 17.       Undertakings.

     (a)       The undersigned registrant hereby undertakes:

   (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)       To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Note.      Small Business Issuers do not need to give the statements in paragraphs (a)(1)(i) and (a)(1)(ii) of this item if the registration statement is on Form S-3 or S-8, and the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the small business issuer under the Exchange Act.

   (2)       That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Dallas, State of Texas, on August 13, 2004.

COLLEGIATE PACIFIC INC.

By:	/s/ Michael J. Blumenfeld

Michael J. Blumenfeld, Chairman, Chief Executive Officer and Director (Principal Executive Officer)

Each individual whose signature appears below hereby designates and appoints Michael J. Blumenfeld and William R. Estill, and each of them, any one of whom may act without the joinder of the other, as such person’s true and lawful attorney-in-fact and agents (the “Attorneys-in-Fact”) with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, which amendments may make such changes in the registration statement as any Attorney-in-Fact deems appropriate, and any registration statement relating to the same offering filed pursuant to Rule 462(b) under the Securities Act of 1933 and requests to accelerate the effectiveness of such registration statements, and to file each such amendment with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto such Attorneys-in-Fact and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby satisfying and confirming all that such Attorneys-in-Fact or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in their capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael J. Blumenfeld Michael J. Blumenfeld	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	August 13, 2004
/s/ Adam Blumenfeld Adam Blumenfeld	President and Director	August 13, 2004
/s/ William R. Estill William R. Estill	Chief Financial Officer, Secretary and Treasurer (Principal Accounting and Financial Officer)	August 13, 2004
/s/ Arthur J. Coerver Arthur J. Coerver	Chief Operating Officer and Director	August 13, 2004
/s/ Harvey Rothenberg Harvey Rothenberg	Vice President Marketing and Director	August 13, 2004
/s/ Jeff Davidowitz Jeff Davidowitz	Director	August 13, 2004
/s/ William H. Watkins, Jr. William H. Watkins, Jr.	Director	August 13, 2004
/s/ Robert W. Hampton Robert W. Hampton	Director	August 13, 2004

EXHIBIT INDEX

Exhibit
Number	Description
2.1	Agreement and Plan of Merger, dated as of December 30, 2003, by and among Tomark, Inc., Collegiate Pacific Inc., BOO Merger Corp., Thomas C. White and Mark S. Harpin. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on January 23, 2004)

2.2	Asset Purchase Agreement, dated as of February 9, 2004, by and among Kesslers Team Sports, Inc., Collegiate Pacific Inc., BOO Acquisition Corp., Bob Dickman, Dan Dickman, Phil Dickman and Floyd Dickman. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on April 8, 2004)

2.3	Stock Purchase Agreement, dated as of July 23, 2004, by and among Collegiate Pacific Inc., Kenneth L. Caravati and C. Michael Caravati (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on August 10, 2004)
3.1	Certificate of Incorporation of Collegiate Pacific Inc. (incorporated by reference to Exhibit 1 to the Registration Statement on Form 8-A filed on September 9, 1999)

3.2	By-Laws of Collegiate Pacific Inc. (incorporated by reference to Exhibit 2 to the Registration Statement on Form 8-A filed on September 9, 1999)

3.3	Certificate of Amendment to Certificate of Incorporation of Collegiate Pacific Inc. (incorporated by reference to Exhibit 3.10 to the Registration Statement on Form SB-2 (No. 333-34294) originally filed on April 7, 2000)

4.1	Specimen Certificate of Common Stock, $0.01 par value, of Collegiate Pacific Inc. (incorporated by reference to Exhibit 3 to the Registration Statement on Form 8-A filed on September 9, 1999)

5.1	Opinion of Lidji & Dorey, A Professional Corporation*

10.1	Loan and Security Agreement, dated November 5, 2003, by and between Collegiate Pacific Inc. and Merrill Lynch Business Financial Services Inc. (incorporated by reference to Exhibit 10.1 to the Quarterly Report on form 10-QSB filed on December 31, 2003)

10.2	Amendment to Loan and Security Agreement, dated April 28, 2004 by and between Collegiate Pacific Inc. and Merrill Lynch Business Financial Services Inc. (incorporated by reference to Exhibit 10.1 to the Quarterly Report on form 10-QSB filed on March 31, 2004)

10.3	Amended and Restated 1998 Collegiate Pacific Stock Option Plan. (incorporated by reference to Appendix C to Collegiate Pacific Inc.’s Definitive Proxy Statement filed on December 12, 2003)

10.4	Lease Agreement, dated July 1, 1997, by and between Collegiate Pacific Inc. and Post-Valwood, Inc. (incorporated by reference to Exhibit 10.8 to the Annual Report on form 10-KSB filed on June 30, 1998)

10.5	Lease Agreement, dated April 1, 2004, by and between Collegiate Pacific Inc. and RPD Services, Inc. (incorporated by reference to Exhibit 10.2 to the Quarterly Report on form 10-QSB filed on March 31, 2004)

10.6	Lease Agreement, dated May 15, 2003, by and between Tomark Sports, Inc. and Commerce Street Partnership. (incorporated by reference to Exhibit 10.3 to the Quarterly Report on form 10-QSB filed on March 31, 2004)

21	Subsidiaries of Collegiate Pacific Inc.*

23.1	Consent of Lidji & Dorey, A Professional Corporation (included in Exhibit 5.1)*

23.2	Consent of Grant Thornton LLP*

24.1	Power of Attorney (included in Part II of this Registration Statement).*

     *       Filed herewith